UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2006

ACCREDITED HOME LENDERS HOLDING CO.

(Exact name of registrant as specified in its charter)

Delaware	001-32275	04-3669482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15090 Avenue of Science, San Diego, CA	92128
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 676-2100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

In compliance with a Securities and Exchange Commission staff guidance on Form 8-K, the Company is disclosing the following items which the Securities and Exchange Commission may deem to be material definitive agreements.

2005 Named Executive Officer Salaries. On February 1, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Accredited Home Lenders Holding Co. (the “Company”) approved the annual base salaries (effective as of February 1 2006) of the Company’s executive officers after a review of performance and competitive market data. The following table sets forth the annual base salary levels for 2005 and 2006 for individuals who were the Company’s Named Executive Officers as determined by reference to the Company’s proxy statement, dated April 26, 2005 or who are anticipated to be Named Executive Officers for 2005:

NAME AND POSITION	YEAR	BASE SALARY
James A. Konrath Chairman and Chief Executive Officer	2006 2005	$ $	510,000 425,000

Joseph J. Lydon President and Chief Operating Officer	2006 2005		510,000 425,000

Stuart D. Marvin[1] Executive Vice President	2006 2005		510,000 425,000

Jeffrey W. Crawford Director of Operations	2006 2005		323,520 269,600

John S. Buchanan Chief Financial Officer	2006 2005		252,625 215,000

Ray W. McKewon[2] Executive Vice President, Secretary and Director	2006 2005		-0- 425,000

Annual Management Incentive Plans. On February 1, 2006 at a meeting of the Committee, the Committee approved the terms of the 2006 Accredited Home Lenders, Inc. Incentive Compensation Plan for Executive Management and the Accredited Home Lenders, Inc. 2006 Incentive Compensation Plan for Senior Management (collectively, the “2006 Incentive Plans”). The 2006 Incentive Plans are intended to provide incentives to members of management and other key employees, including the Company’s executive officers, in the form of both cash and restricted stock awards for achieving certain performance goals established under the 2006 Incentive Plans.

The design of the Company’s 2006 Incentive Plans are substantially similar to the Company’s 2005 and other prior year incentive plans, and all such plans reward achievement at specified levels of Company net income and individual performance. The potential level of awards which may be granted under the 2006 Incentive Plans, just as under the 2005 predecessor plan, are established based on the prior years’ levels and competitive information regarding executive compensation at peer group companies.

Under the 2006 Incentive Plans, just as the Company had done under the 2005 predecessor plan, each eligible participant, based on such participant’s position with the Company, may be awarded a cash bonus and a restricted stock grant, expressed as a percentage of the participant’s base salary. Depending on corporate financial performance and individual performance, and subject to Committee discretion, each eligible participant who is an executive officer (Messrs. Konrath, Lydon, Marvin and Crawford) may earn a cash bonus equal to 0% to 125% of the participant’s base salary and a restricted stock grant equal to 0% to 275% (and such additional amounts as

[1]	Mr. Marvin joined the Company April 11, 2005.

[2]	Mr. McKewon retired from the Company effective July 15, 2005.

described in the attached plan) of the participant’s base salary. In addition, and also depending on corporate financial performance and individual performance, and subject to Committee discretion, each eligible participant who is a member of senior management (including John Buchanan) may earn a cash bonus equal to 0% to 70% of the participant’s base salary and a restricted stock grant equal to 0% to 103% (and such additional amounts as described in the attached plan) of the participant’s base salary. The two main components of each year’s incentive plan include a corporate financial component and an individual performance component. The weighting of each of these components is determined solely in the discretion of the Committee based upon each year’s corporate and individual performance, and the Committee may in its discretion deviate from the guidelines in the attached plans.

•	The corporate financial component includes a comparison of corporate net income after taxes to the 2006 operating plan goals.

•	The individual performance component measure is determined during the Company’s annual performance appraisal process.

The Committee’s approval of the terms of the 2006 Incentive Plans shall not be deemed to create an enforceable agreement between the Company and any eligible participant, and the Committee retains discretion to make changes in the plan design and plan participation at any time without prior notice to any eligible participant. No rights to any cash awards shall be deemed to exist unless and until the Committee or, with respect to non-executive officers, the Company, authorizes payment of any awards under the 2006 Incentive Plans following the completion of any fiscal year measurement periods and only after each eligible participant has satisfied the 2006 Incentive Plans’ applicable participation requirements. Copies of the 2006 Incentive Plans are filed as exhibits 99.1 and 99.2.

Discretionary Bonus. On February 1, 2006 the Committee also approved a bonus of $25,000 for Mr. Buchanan in recognition of his contributions to the Company in 2005.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

99.1	Accredited Home Lenders, Inc. 2006 Incentive Compensation Plan for Executive Management

99.2	Accredited Home Lenders, Inc. 2006 Incentive Compensation Plan for Senior Management

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Home Lenders Holding Co.
(Registrant)

Date February 6, 2006	/s/ Stuart D. Marvin
Stuart D. Marvin Executive Vice President

Exhibit Index

Exhibit	Description
99.1	Accredited Home Lenders, Inc. 2006 Incentive Compensation Plan for Executive Management

99.2	Accredited Home Lenders, Inc. 2006 Incentive Compensation Plan for Senior Management